Exhibit 10.9

[Company Letterhead]

October 7, 2016

John Scheatzle
Hudson, Ohio

Dear John:

It is my pleasure to offer you a position of employment with Dynamic Materials Corporation (DMC), upon the terms and conditions contained in this letter and contingent upon successful fulfillment of all pre-employment requirements.

Position and Base Salary: You will serve as the President, NobelClad, reporting directly to me. The position will be based in Boulder, Colorado. As an exempt employee, you will earn a base salary of $10,195 per pay period (the equivalent of $265,000 per year). You will be eligible for yearly performance and salary reviews per DMC compensation policy.

Auto Allowance: You will receive an auto allowance of $950 per month, which will be paid as an earning of $438.47 on each regular pay check. ($11,400 yearly benefit paid over 26 pay periods per year).

Discretionary Performance Bonus: Based on performance and achievement of mutually agreed upon goals, including revenues and EBITDA of consolidated DMC, you will be eligible to participate in the company bonus program at a target design point of 40% of actual paid salary in accordance with the program (range based on business and personal performance is 0-72%).

Sign-on Bonus: NobelClad is pleased to award you a sign-on bonus of $75,000 which will be included in your first paycheck.

Restricted Stock Award: You will be eligible to participate in the next round of long-term incentive restricted stock award grants, which is expected to occur in the first quarter of 2017. These will be pro-rated based on date of hire.

Relocation Benefits: Relocation Expenses: You will be reimbursed for all normal and reasonable expenses incurred in connection with the movement of household goods and relocation of your family from your current home in Hudson, Ohio to your new home in Colorado. Specifically, DMC will reimburse: (1) selling costs related to the sale of your current home in Hudson, (2) moving expenses related to transporting your family and household goods to the Boulder area, (3) reasonable expenses for temporary housing in the Boulder area and/or travel expenses between the Boulder area and Hudson for three months after start date. With prior discussion and approval, this may be extended. Please be aware that with the exception of “(2) Moving expenses related to transporting your household goods”, all relocation expense reimbursements will be added to your gross income, which will be grossed up for neutral Federal tax effects before the applicable federal taxes are withheld.

Change in Control: If your employment is terminated as a result of a change in control (see attachment 1 for definition of a “Change in Control Event”) of DMC, you will receive a one-time severance payment equal to 12 months of your then-current base salary. If your employment is terminated without cause for other than a change in control event you will receive a one-time severance payment equal to 6 months of your then-current base salary.

Anticipated Start Date: TBD

Personal Time Benefit: You will be eligible for four weeks (20 days) Paid Time-off (PTO) per annum. PTO may be used in accordance with the company PTO Policy outlined in the Employee Benefits Summary.
Employee Benefits: You are entitled to the full range of the company’s standard employee benefits which will include medical and dental insurance, term life, accidental death, life insurance, short and long-term disability, paid public holidays, and other benefits, subject to any waiting periods or vesting schedules, as described in the Employee Benefits Summary.

You will be eligible to participate in the 401(k) retirement plan the first day of hire. DMC matches 100% of your first 3% and 50% of your next 2%, for a total match of 4%. This is a fully-vested plan at commencement of participation.

Proprietary Information and Inventions Agreement/Non-Competition Agreement: As an employee of Dynamic Materials Corporation, you may create or have access to information, trade secrets, and inventions relating to the business or interest of the Company, or other parties with whom the Company has had relationships which is valuable to the Company or such other parties and which may lose value if disclosed to their parties. In order to protect such information, the Company will require that you execute the Company’s standard proprietary information and inventions and non-compete agreement, a copy of which is attached hereto, as a condition of your employment.

Pre-employment Conditions: Employment is contingent upon (i) completion of the attached Employment Application, (ii) a pre-employment criminal background investigation, and establishment of eligibility to work in the United States. Forms to be completed will be forwarded upon receipt of this signed offer.

John, we are excited about having you join our team and look forward to your contributions to the organization. Please sign this letter and return it to me via email scan as acceptance of our offer of employment.

Sincerely,

Kevin Longe, Chief Executive Officer

Employment-at-will. This is an offer of employment and should in no way be considered an employment contract. If I accept this offer of employment, I understand that I have been hired at the will of the employer and my employment may be terminated, by me or my employer, at any time.

Acknowledgment of Receipt:

___________________________________ ______________________
John Scheatzle                      Date

Attachment 1

“Change in Control Event” means the occurrence of any of the following:

A.    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) ) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, including any acquisition which, by reducing the number of shares outstanding, is the sole cause for increasing the percentage of shares beneficially owned by any such Person to more than the applicable percentage set forth above, or (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company.

B.    Individuals who, as of the date hereof, constitute the board of directors of the Company (the “Incumbent Board”) cease for any reason within any period of 24 months to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board of directors of the Company.

C.    Consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) is represented by Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Outstanding Company Common Stock and Outstanding Company Voting Securities were converted pursuant to such Business Combination) and such ownership of common stock and voting power among the holders thereof is in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

D.    Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.